Exhibit 3(ii)

BYLAWS OF

THE FIRST OF LONG ISLAND CORPORATION

ARTICLE I

SHAREHOLDER MEETINGS

Section 1. Place and Time of Meetings. Meetings of the shareholders may be held at any place, within or without the State of New York, designated by the Board of Directors and, in the absence of such designation, shall be held at the office of the Corporation in the State of New York. The Board of Directors shall designate the day and the time of day for each meeting.

Section 2. Annual Meetings.

(a) The annual meeting of the shareholders shall be held on such date and at such time and place as the Board of Directors may direct.

(b) At the annual meeting the shareholders, voting as provided in the Certificate of Incorporation, shall elect directors, and shall transact such other business as may properly come before them.

Section 3. Special Meetings. A special meeting of the shareholders may be held at any time and for any purpose and may only be called by the President or the Board of Directors.

Section 4. Quorum; Adjourned Meetings. The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote at any annual or special meeting shall constitute a quorum for the transaction of business. Any meeting (whether or not a quorum is present) may be adjourned to a subsequent date, provided notice of the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken. If a new record date for the adjourned meeting is fixed, a notice of the adjourned meeting shall be given to each shareholder of record on the new record date, as provided in Section 7. At an adjourned meeting, any business may be transacted which might have been transacted at the meeting as originally scheduled. If a quorum is present, the shareholders may continue to transact business until adjournment notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

Section 5. Voting. At any meeting of the shareholders, every shareholder having the right to vote shall be entitled to vote either in person or by proxy authorized by an instrument in writing filed with the Corporation and in accordance with any procedures established for the meeting. Any facsimile telecommunication, e-mail delivery of a “.PDF” format data file, or other reliable reproduction of the writing or transmission created pursuant to this paragraph may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication, e-mail or other reproduction shall be a complete reproduction of the entire original writing or transmission. No proxy shall be valid after eleven (11) months from the date of its execution except for a proxy coupled with an interest. Each shareholder, unless the Certificate of Incorporation provides otherwise, shall have one vote for each share having voting power registered in his or her name on the books of the Corporation. Upon the demand of any shareholder, the vote upon any question before the meeting shall be by ballot. Other than as to the election of directors, all questions shall be decided by a majority vote of the number of votes cast for or against such action by the holders of shares entitled to vote thereon.

Section 6. Closing of Books. The Board of Directors may fix a date, not more than sixty (60) nor less than ten (10) days preceding the date of any meeting of shareholders, as a record date for the determination of the shareholders entitled to notice of, and to vote at, such meeting, and in such case only shareholders of record on the date so fixed shall be entitled to receive such notice and to vote, notwithstanding any transfer of shares on the books of the Corporation after any record date so fixed. The Board of Directors may close the books of the Corporation against the transfer of shares during the whole or any part of such period between such record date and the meeting date. If the Board of Directors fails to fix a record date for determination of the shareholders entitled to notice of, and to vote at, any meeting of shareholders, the record date shall be the sixtieth (60th) day preceding the date of such meeting.

Section 7. Notice of Meetings. There shall be mailed to each shareholder, shown by the books of the Corporation to be a holder of record of voting shares, at his or her address as shown by the books of the Corporation, a notice setting out the time and place of each annual meeting and each special meeting, which notice shall be mailed not less than ten (10) days nor more than sixty (60) days prior thereto. Every notice of any special meeting shall state the purpose or purposes for which the meeting has been called, pursuant to Section 3 of this Article, and the business transacted at all special meetings shall be confined to the purpose or purposes stated in the notice.

Section 8. Meeting Procedures. In advance of any meeting of shareholders, the Board shall appoint any persons other than nominees for director as inspectors of election to act at such meeting or any adjournment thereof. The number of inspectors shall be either one or three. If the Board so appoints either one or three such inspectors, that appointment shall not be altered at the meeting. In case any person appointed as inspector fails to appear or refuses to act, the vacancy may be filled by appointment by the Board in advance of the meeting or at the meeting by the Chairman of the Board or the President.

Unless otherwise prescribed by applicable law or regulation, the duties of such inspectors shall include: determining the number of shares of stock and the voting power of each share, the shares of stock represented at the meeting, the existence of a quorum, the authenticity, validity and effect of proxies; receiving votes, ballots or consents; hearing and determining all challenges and questions in any way arising in connection with the right to vote; counting and tabulating all votes or consents; determining the result; and such acts as may be proper to conduct the election or vote with fairness to all stockholders.

The chairman of any meeting of shareholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him or her to be appropriate.

Section 9. Waiver of Notice. Any shareholder, or the representative entitled to vote any shares so represented, may waive notice of any shareholder meeting by executing a written waiver of such notice either before, at or after such meeting; provided, however, that the attendance of any shareholder at a meeting, in person or by proxy, without protesting prior to the conclusion of the meeting the lack of notice of such meeting, shall constitute a waiver of notice by him or her.

Section 10. Written Action. Any action which might be taken at a meeting of the shareholders may be taken without a meeting on written consent, setting forth the action so taken, signed by the holders of all outstanding shares entitled to vote thereon, and in satisfaction of any other requirements of the New York Business Corporation Law, as the same may be amended from time to time.

Section 11. Notice of Nominations and New Business (a) Nominations of persons for election to the Board of Directors and the proposal of business to be transacted by the shareholders may be made at an annual meeting of shareholders (i) pursuant to the Corporation’s notice with respect to such meeting, (ii) by or at the direction of the Board of Directors, or (iii) by any stockholder of record of the Corporation who was a shareholder of record at the time of the giving of the notice provided for in the following paragraphs, who is entitled to vote at the meeting and who has complied with the notice procedures set forth in this section.

(b)     For nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to clause (iii) of (a) above, (1) the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation (the “Notice”), (2) such business must be a proper matter for shareholder action under the New York Business Corporation Law, (3) the Notice must include the information required hereunder. To be timely, a shareholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not less than 90 days prior to the date of the Corporation’s proxy materials for the preceding year’s annual meeting of shareholders (“Proxy Statement Date”); provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the shareholder to be timely must be so delivered not later than the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made. A shareholder’s Notice must include the following information

●	A statement that the writer is a shareholder and is proposing a candidate for consideration by the Board or is proposing business for the consideration by the shareholders of the Corporation;

●	The name and address of the shareholder as they appear on the Corporation’s books, and number of shares of the Corporation’s common stock that are owned beneficially by such shareholder (if the shareholder is not a holder of record, appropriate evidence of the shareholder’s ownership will be required);

●	As to a nomination for election to the Board, the name, address and contact information for the candidate, and the number of shares of common stock of the Corporation that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the shareholder’s ownership should be provided);

●	As to a nomination to the Board, a statement of the candidate’s business and educational experience, detailed information about any relationship or understanding between the proposing shareholder and the candidate, and a statement that the candidate is willing to be considered and willing to serve as a director if nominated and elected;

●	As to any business that the shareholder proposes to bring before the meeting, a brief description of such business

●	Such other information regarding the candidate or the business proposed as would be required to be included in the proxy statement pursuant to SEC Regulation 14A, including as to a proposal for business to be considered, any material interest that the shareholder has with respect to the business being proposed;

●	A statement detailing any relationship between the proposing shareholder, any candidate for election to the Board, and any customer, supplier or competitor of the Corporation and its affiliates;

●	A statement as to whether such shareholder intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of the Corporation’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Corporation’s voting shares to elect such nominee or nominees (an affirmative statement of such intent, a “Solicitation Notice”).

(c)     Only persons nominated in accordance with the procedures set forth in this Section 11 shall be eligible to be presented and voted upon at a meeting of shareholders and only such business shall be conducted at an annual meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this section. The chairman of the meeting shall have the power and the duty to determine whether a nomination or any business proposed to be brought before the meeting has been made in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defectively proposed business or nomination shall not be presented for shareholder action at the meeting and shall be disregarded.

(d)     For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press, Nasdaq Globe Newswire or a comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(e)     Notwithstanding the foregoing provisions of this Section 11, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to matters set forth in this Section 11. Nothing in this Section 11 shall be deemed to affect any rights of shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

ARTICLE II

DIRECTORS

Section 1. General. The property, affairs and business of the Corporation shall be managed under the direction of the Board of Directors, each of whom shall be at least eighteen years of age. The Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute, regulation, the Certificate of Incorporation or these Bylaws directed or required to be exercised or done by the shareholders.

Section 2. Number and Qualifications. The Board of Directors of the Corporation shall consist of not less than five nor more than twenty-five directors, the exact number within such minimum and maximum limits to be fixed and determined from time to time by resolution of a majority of the full Board of Directors; provided, however, that no decrease in number shall shorten the term of any incumbent director. Each Director shall at all times own at least such minimum number of shares as shall be required under the applicable guidelines promulgated by the Board of Directors from time to time.

Section 3. Term. The Board of Directors shall be divided into two classes, Class I and Class II, which shall be as nearly equal in number as possible. Each director shall serve a term ending on the date of the second annual meeting following the annual meeting at which such director was elected.

Section 4. Organization Meeting. As soon as practicable after each annual election of directors, the Board of Directors shall meet at the office of the Corporation, or at such other place within or without the State of New York as may be designated by the Board of Directors, for the purpose of electing the officers of the Corporation and for the transaction of such other business as shall come before the meeting.

Section 5. Regular Meetings. Regular meetings of the Board of Directors shall be held on such day, at such hour, and at such place, consistent with applicable law, as the Board shall from time to time designate or as may be designated in any notice from the Secretary calling the meeting. Notice need not be given of regular meetings of the Board of Directors which are held at the time and place designated by the Board of Directors.

Section 6. Special Meetings. Special meetings of the Board of Directors may be called at any time by the Chairman, the President or at the request of three (3) or more of the directors and shall be held at such time and place as may be designated in the notice of such meeting.

Section 7. Notice of Meetings. Notice of special meetings of the Board of Directors shall be given at least twenty-four (24) hours in advance thereof by mail, telephone, telegram, facsimile transmission, e-mail, delivery service, or in person.

Section 8. Waiver of Notice. Notice of any meeting of the Board of Directors may be waived by a director either before, at, or after such meeting in a writing signed by such director; provided, however, that a director, by his attendance and participation in any action taken at any meeting of the Board of Directors, shall be deemed to have waived notice of such meeting.

Section 9. Director and Committee Action by Conference Telephone. Any one or more members of the Board of Directors, or of any committee thereof, may participate in a meeting of such Board or committee by means of a conference telephone or similar equipment which allows all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at such a meeting.

Section 10. Quorum. A majority of the whole Board of Directors shall constitute a quorum for the transaction of business, except that when a vacancy or vacancies exist, a majority of the remaining directors shall constitute a quorum. At any meeting of the Board of Directors, business shall be transacted in such order and manner as the Board may from time to time determine, and all matters shall be determined by the vote of a majority of the Directors present, except as otherwise provided herein or required by law.

Section 11. Vacancies. Any vacancy occurring in the Board of Directors (by reason of death, resignation, removal for cause, increase in number pursuant to Section 2, or otherwise) may be filled by the affirmative vote of a majority of the remaining directors of the class in which the vacancy occurs or, if the Board shall so determine, by vote of the Board. A director elected to fill a vacancy shall be elected to serve until the next annual meeting of shareholders, regardless of whether the other members of the class to which such director is elected are required to stand for election or re-election at such meeting. When the number of directors is increased by the board and any newly created directorships are filled by the board, there shall be no classification of the additional directors until the next annual meeting of shareholders.

Section 12. Removal. At any meeting of shareholders called expressly for that purpose, any director or the entire Board of Directors may be removed, with cause, pursuant to the provisions of the Certificate of Incorporation.

Section 13. Chairman of the Board. The Board of Directors shall appoint one of its members to be Chairman of the Board to serve at the pleasure of the Board. He or she shall preside at the Annual Meeting of Shareholders and at all meetings of the Board of Directors. In addition to any specific powers conferred by these Bylaws, he or she shall also have and may exercise such further powers and duties as from time to time may be conferred upon or assigned to him or her by the Board of Directors. He or she shall, ex officio, be a member for all purposes of all committees of the Board of Directors.

Section 14. Secretary to the Board. The Board of Directors may appoint a Secretary to the Board who shall keep the minutes of its meetings instead of the Secretary of the Corporation. The said person need not be a member of the Board of Directors.

Section 15. Committees. The Board of Directors may establish such committees from time to time, making such regulations as it deems advisable with respect to the membership, authority and procedures of such committee of the Board of Directors; provided, however, that in no event shall a committee have power to amend these Bylaws.

Section 16. Compensation. Directors may receive such compensation as may be determined, from time to time by resolution of the Board of Directors. All directors may receive their expenses, if any, of attendance at meetings of the Board of Directors or any committee thereof, if approved by resolution of the Board of Directors. Nothing herein contained shall be construed to preclude any director from serving this Corporation in any other capacity and receiving proper compensation therefore.

Section 17. Eligibility and Mandatory Retirement. No person shall be eligible to be elected or appointed as a director if he or she shall have attained the age of 75 years on or prior to the date of his or her election or appointment. This Section 17 shall not apply to individuals who served on the Corporation’s Board of Directors as of April 21, 2015.

Section 18. Director Emeritus Designation. The Board of Directors may, in its discretion, confer upon a director who retires or resigns the designation of “Director Emeritus.” Such designation shall be honorary only and the person so designated shall not have any of the rights or duties of a director. If invited by the Board of Directors, a Director Emeritus may attend a meeting of the Board.

ARTICLE III

OFFICERS

Section 1. Number. The officers of this Corporation shall be a Chief Executive Officer, a President, one or more Executive Vice Presidents, one or more Senior Vice Presidents, one or more Vice Presidents, a Secretary, and a Treasurer, and such other officers as the Board of Directors, in its discretion, may deem necessary. Any two offices, except those of President and Secretary, may be held by one person.

Section 2. Election, Term of Office, Qualifications. At each organization meeting of the Board of Directors the Board shall elect all of the officers of the Corporation. All officers of the Corporation shall hold office until the annual meeting of the Board next succeeding their election to office, or until the election and qualification of their respective successors, unless otherwise determined by the Board.

Section 3. Chief Executive Officer. The Board of Directors shall appoint one of its members to be the Chief Executive Officer of the Corporation, who may also serve as President. In the absence of the Chairman, he or she shall preside at meetings of the Board of Directors and at the Annual Meeting of Shareholders. The Chief Executive officer shall have general executive powers, and shall have and may exercise any and all other powers and duties conferred by these Bylaws and otherwise pertaining by law, regulation or practice to the office of Chief Executive Officer. He or she shall also have and may exercise such further powers and duties as from time to time may be conferred upon, or assigned to, him or her by the Board of Directors.

Section 4. President. The Board of Directors shall appoint one of its members to be President of the Corporation, who may also serve as Chief Executive Officer of the Corporation. He or she shall have general executive powers, and shall have and may exercise any and all other powers and duties conferred by these Bylaws and otherwise pertaining by law, regulation or practice to the office of President. He or she shall also have and may exercise such further powers and duties as from time to time may be conferred upon, or assigned to, him or her by the Board of Directors or the Chief Executive Officer. In the absence of the Chief Executive Officer, he or she shall perform all the duties of the Chief Executive Officer.

Section 5. Vice President (including Executive Vice President and Senior Vice President). Each Vice President shall have such powers and shall perform such duties as may be specified in the Bylaws or prescribed by the Board of Directors or by the Chief Executive Officer or the President. In the event of absence or disability of the President, Vice Presidents shall succeed to his or her power and duties in the order designated by the Board of Directors.

Section 6. Secretary. The Secretary shall keep accurate minutes of all meetings of the shareholders and the Board of Directors, shall give proper notice of meetings of shareholders and directors, and shall perform such other duties and have such other powers as the Board of Directors or the President may from time to time prescribe. However, the Board of Directors may, in its discretion, appoint additionally a Secretary to the Board who shall keep the minutes of its meetings instead of the Secretary of the Corporation.

Section 7. Treasurer. The Treasurer shall have the responsibility for maintaining the financial records of the Corporation. The Treasurer may be designated the Chief Financial Officer. He or she shall make such disbursements of the funds of the Corporation as are authorized and shall render from time to time an account of all such transactions and of the financial condition of the Corporation. He or she shall have power to endorse for deposit all notes, checks and drafts received by the Corporation. The Treasurer shall also perform such other duties as the Board of Directors, the Chief Executive Officer and the President may from time to time prescribe. Subject to the direction of the Board of Directors, the Treasurer shall have the power to sign all stock certificates.

Section 8. Additional Officers and Agents. The Board of Directors, at its discretion, may appoint one or more assistant treasurers, one or more assistant secretaries, and such other officers or agents as it may deem advisable, and may prescribe the duties of any such officer or agent.

Section 9. Miscellaneous. Unless otherwise directed by the Board of Directors, the Chief Executive Officer, the President or any Officer of the Corporation authorized by the Chief Executive Officer or the President shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of shareholders of or with respect to, any action of shareholders of any other corporation in which this Corporation may hold securities and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other corporation.

ARTICLE IV

SHARES

Section 1. Certificates; Direct Registration System. Shares of stock of the Corporation may be certificated or uncertificated, as provided by the laws of the State of New York.

Section 2. Stock Certificates. Certificates of stock shall bear the seal of the Corporation and the signature of two persons. One shall be the signature of the Chairman of the Board, the Chief Executive Officer, the President or a Vice President. The other shall be the signature of the Secretary, an Assistant Secretary, the Treasurer, or an Assistant Treasurer. Such signatures may be manual signatures or facsimiles thereof. If the transfer agent or registrar of the Corporation is other than the Corporation, an affiliate or its employee, a certificate bearing facsimile signatures shall be manually countersigned by the transfer agent or registrar of the Corporation, and the requirement for such countersignature by any such independent transfer agent or registrar shall be conspicuously noted on the face of the certificate. Each certificate shall recite on its face that the stock represented thereby is transferable only upon the books of the Corporation upon surrender of the certificate properly endorsed.

Section 3. Uncertificated Shares. Shares may also be evidenced by registration in the holder's name in uncertificated, book-entry form on the books of the Corporation in accordance with a direct registration system approved by the Securities and Exchange Commission and by NASDAQ or any securities exchange on which the stock of the Corporation may from time to time be traded.

Section 4. Transfers. Shares of stock shall be transferable on the books of the Corporation upon receipt by the Corporation or its transfer agent of appropriate documents evidencing such transfer and, in the case of stock represented by a certificate, upon surrender of such certificate. Subject to the foregoing, the Board of Directors shall have power and authority to make such rules and regulations as it shall deem necessary or appropriate concerning the issue, transfer, and registration of shares of stock of the Corporation, and to appoint and remove transfer agents and registrars of transfers. A transfer book shall be kept in which all transfers of stock shall be recorded. Every person becoming a shareholder by such transfer shall succeed to all rights and liabilities of the prior holder of such shares.

Section 5. Loss of Certificates. Any shareholder claiming loss or destruction of a stock certificate shall make an affidavit of that fact and, unless waived by the Chief Executive Officer, the President or Treasurer, shall give the Corporation a bond of indemnity to indemnify the Corporation against any claim which may be made against it on account of the reissue of such certificate, whereupon a new certificate may be issued in the same tenor and for the same number of shares as the one alleged to have been destroyed or lost.

ARTICLE V

DIVIDENDS

Section 1. Dividends. Subject to the provisions of the Certificate of Incorporation, these Bylaws and applicable law, the Board of Directors may declare dividends from paid-in surplus, earned surplus or from net earnings for the current or preceding fiscal year of the Corporation at such times and in such amounts as the Board shall deem advisable.

Section 2. Record Date. Subject to applicable law and the provisions of the Certificate of Incorporation, the Board of Directors may fix a date preceding the date fixed for the payment of any dividend or allotment of other rights as the record date for the determination of the shareholders entitled to receive payment of such dividend or allotment of such rights; and in such case only shareholders of record on the date so fixed shall be entitled to receive such payment or allotment notwithstanding any transfer of shares on the books of the Corporation after such record date. The Board of Directors may close the books of the Corporation against the transfer of shares during the whole or any part of such period.

ARTICLE VI

BOOKS AND RECORDS; FISCAL YEAR

Section 1. Books and Records. The Board of Directors of the Corporation shall cause to be kept in the office of the Corporation:

(a)	a share register, giving the names and addresses of the shareholders, the number and classes of shares held by each, and the dates on which the certificates therefore were issued;

(b)	records of all proceedings of shareholders and directors;

(c)	such other records and books of account as shall be necessary and appropriate to the conduct of the corporate business; and

(d)	Bylaws of the Corporation and all amendments thereto.

Section 2. Fiscal Year. The fiscal year of the Corporation shall be the calendar year.

ARTICLE VII

INSPECTION OF BOOKS

Section 1. Examination by Shareholders. Every shareholder of the Corporation and every holder of a voting trust certificate shall have the right to examine, in person or by agent or attorney authorized in writing to represent the shareholder, at any reasonable time or times, for any proper purpose, and at the place or places where usually kept, the share register, books of account and records of the proceedings of the shareholders and directors and to make extracts therefrom in accordance with the requirements of the New York Business Corporation Law.

ARTICLE VIII

INDEMNIFICATION, CONTRACT WITH THE CORPORATION AND

LIABILITY INSURANCE

Section 1. Indemnification. Any person who at any time shall serve or shall have served as a director or officer of the Corporation, including any such director or officer who, at the request of the Corporation, shall serve or shall have served any other Corporation, association, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise as a director, trustee, officer, employee, or in any other capacity, and the heirs, executors and administrators of such person, shall be indemnified by the Corporation in accordance with and to the fullest extent permitted by New York law, including the Business Corporation Law of the State of New York, as the same exists or may hereafter be amended. This right of indemnification shall include the right of a director or officer to receive payment from the Corporation for expenses incurred in defending or appealing any such action or proceeding in advance of its final disposition; provided that the payment of expenses in advance of the final disposition of an action or proceeding shall be made only upon delivery to the Corporation of an undertaking by or on behalf of the director or officer to repay all amounts so advanced if it should be determined ultimately that the director or officer is not entitled to be indemnified. The foregoing rights of indemnification, reimbursement and advancement shall not be exclusive of other rights to which such person may be entitled.

Section 2. Contract with the Corporation. The provisions of this Article VIII shall be deemed to be a contract between the Corporation and each director and officer of the Corporation who serves in any such capacity at any time while this Article VIII and the relevant provisions of New York law, as the same exists or may hereafter be amended, may be in existence; and any amendment of any such law or of this Article VIII shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

Section 3. Liability Insurance. The Corporation shall have the power, to the fullest extent permitted by New York law, as the same exists or may hereafter be amended, to purchase and maintain insurance on behalf of any person who is or was a director or officer against any liability asserted against him or her and incurred by him or her in such capacity or arising out of his or her status as such whether or not the Corporation would have the power to indemnify him or her against any such liability under the provisions of this Article VIII.

ARTICLE IX

AMENDMENTS

Section 1. Subject to Section 2 of this Article, these Bylaws may be amended by a vote of the majority of the whole Board of Directors at any meeting.

Section 2. Notwithstanding the provisions of Section 1 of this Article, the shareholders may amend or repeal any Bylaw by affirmative vote of seventy percent (70%) or more of the outstanding shares of capital stock of the Corporation entitled to vote generally, cast at any annual meeting or at any special meeting of shareholders called for such purpose.

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